Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-280837 on Form S-8 of Smurfit Westrock plc of our reports dated November 17, 2023, relating to the consolidated financial statements of WestRock Company as of September 30, 2023 and 2022 and for each of the three years in the period ended September 30, 2023 and the effectiveness of internal control over financial reporting of WestRock Company, and incorporated by reference in this Current Report on Form 8-K/A of Smurfit Westrock plc.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 13, 2024